QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.4(a)

G. THOMAS CLIETT
933 MASHIE LANE
ROCKY MOUNT, NC 27804

August 8, 2002

VIA FACSIMILE AND OVERNIGHT COURIER

Austins Steaks & Saloon, Inc.
317 Kimball Avenue, NW
Roanoke, Virginia 24016

Attention:	President and Chief Executive Officer, Chairman of the Board and Vice President and Chief Financial Officer and Secretary
Re:	Supplement to the Demand Letter Dated August 7, 2002 from the Undersigned to the Company

Ladies and Gentlemen:

        As a supplement to the demand letter (the "Initial Demand") dated August 7, 2002 from the undersigned (the "Undersigned") to Austins Steaks & Saloon, Inc. (the "Company") a Delaware corporation, the Undersigned, a record holder of common stock of the Company, hereby demands (in person or by attorney or other agent), pursuant to Section 220 of the General Corporation Law of the State of Delaware ("Section 220"), that (1) original or attested copies of the following corporate records be made available for inspection and copying by the Undersigned or his attorneys or agents at the Company's principal place of business during usual business hours no later than 9:00 a.m. Wednesday, August 14, 2002, and from day to day thereafter during usual business hours until the inspection may be completed, or (2) the Company deliver by the same date copies of such records to the Undersigned at the address shown above, to be updated from time to time thereafter as set forth below:

        Pursuant to Section 220, the Undersigned demands as part of the foregoing inspection:

  (a)
  All presently effective or executory employment contracts, termination or severance agreements, and key man life insurance policies applicable to any employee earning greater than $50,000 per year or any director or officer of the Company;

  (b)
  All documents evidencing any and all agreements entered into by the Company requiring or allowing certain action to be taken in the event that there is a change of control in the Company or the election of one or more new nominees to the Board of Directors of the Company;

  (c)
  All minutes of meetings of the Board of Directors of the Company or any committee of the Board of Directors which refer to or discuss agreements between any employee, officer or director of the Company and the Company regarding a change of control in the Company or the election of one or more new nominees to the Board of Directors of the Company; and

  (d)
  Written descriptions of all oral agreements of the nature described in (a) or (b) above.

        The Undersigned will bear the reasonable costs of the Company in connection with the production of the requested information.

        The purpose of this demand is to permit the Undersigned (1) to communicate with shareholders regarding their investment as shareholders, and (2) to communicate with shareholders regarding a written consent solicitation, in lieu of a special meeting, to remove certain members of the Company's Board of Directors, to elect certain new nominees to the Company's Board of Directors and to repeal changes to the Bylaws of the Company, if necessary.

        This demand should receive your immediate attention so that all of your stockholders will have the benefit of information as promptly as possible concerning the solicitation made by the Undersigned and the other three members of his solicitation group.

        The Undersigned hereby designates and authorizes Hunton & Williams, its partners, associates, employees and any person designated by them to receive, as their agents, the information herein requested. A power of attorney with respect to the inspection requested in this letter was delivered to you with the Initial Demand.

        Please advise Charles R. Monroe, Jr., (704) 378-4758, of Hunton & Williams as soon as possible, and in any event on or prior to the expiration of five business days after the date of this demand, as to when and where the items demanded above will be made available to the Undersigned and his designated agents. Thank you in advance for your prompt attention to this matter.

Very truly yours,

/s/ G. Thomas Cliett

G. Thomas Cliett

cc:    Stephen E. Gehring, Esq.

Enclosure

STATE OF NORTH CAROLINA

COUNTY OF EDGECOMBE

        I, Daniel W. Howell, a notary public for said county and state, do hereby certify that G. Thomas Cliett, personally appeared before me this day and acknowledged that the foregoing is his letter of demand for the inspection of designated stockholder list materials and related books and records of Austins Steaks and Saloon, Inc. and that the statements, including the purposes of this demand, made in such letter are true and correct.

        WITNESS my hand and notarial seal, this the 8th day of August 2002.

/s/ Daniel W. Howell Notary Public
My Commission Expires:
5-18-03
[NOTARIAL SEAL]

QuickLinks

  Exhibit 99.4(a)